Exhibit 99.1
Consent of B Lab Company
We hereby consent to (i) the use of and all references to the name B Lab, Inc. in the Registration Statement on Form S-1 and any amendments or supplements thereto (together, the “Registration Statement”) to be filed by Allbirds, Inc. a Delaware public benefit corporation, including under the heading “Business – Public Benefit Corporation Status” and “Environmental, Social and Governance – Governance – Certified B Corp Status,” (ii) the filing of this consent as an exhibit to the Registration Statement, and (iii) the statements set out in the Schedule hereto. In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
Dated: August 29, 2021

B Lab Company

By:	/s/ Bart Houlahan
Name:	Bart Houlahan
Title:	President

SCHEDULE
1.The assessment evaluates how a company’s operations and business model impacts its workers, customers, suppliers, community, and the environment using a 200-point scale. While the assessment varies depending on a company’s size (number of employees), sector, and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers, and environmental benefits from a company’s products or services. After completing the assessment, B Lab will evaluate the company’s score to determine if it meets the requirements for certification using a process described on B Lab’s website.
2.Every three years, a certified B Corp must apply for recertification, a process that evolves over time. The assessment evaluates how a company’s operations and business model impact its workers, customers, suppliers, community and the environment using a 200-point scale. After completing the assessment, B Lab will evaluate the company’s score to determine if it meets the requirements for certification using a process described on B Lab’s website. The review process includes a phone review, a random selection of indicators for verifying documentation, and for randomly selected companies (including Allbirds during its most recent assessment), an onsite review, including employee interviews and select facility tours.